Exhibit (a)(20)
FORM OF NOTICE OF EXPIRATION OF OFFER, AMENDMENT OR REPLACEMENT
OF ELIGIBLE OPTIONS AND COMMITMENT TO PAY CASH BONUS
To:
We are pleased to announce that we have completed our Offer to Amend or Replace Eligible Options. As a result of the Offer, we have amended outstanding Eligible Options covering                      shares of Apollo Group Class A common stock to increase the exercise price of each such option to the lower of (i) the fair market value per share of Apollo Group Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) $___, the closing price per share of such common stock on the July _, 2007 amendment date. In addition, the participants whose Eligible Options have been so amended are now eligible for special cash bonuses in the aggregate amount of up to $                     to compensate them for the higher exercise prices per share in effect for their amended options.
In addition, we canceled tendered Eligible Options covering                      shares of Apollo Group Class A common stock because the adjusted exercise price would have been the same or lower than the exercise price in effect for those options prior to the amendment. In replacement of each such canceled option, we immediately granted a New Option that is exactly the same, including the same exercise price per share, but with a new grant date of July _, 2007.
The chart below lists each of your tendered Eligible Options that have been amended. The information in the chart confirms that the listed Eligible Options were validly submitted for amendment pursuant to the Offer and not otherwise withdrawn prior to the expiration date of the Offer. Accordingly, the adjusted exercise price per share now in effect for each of your amended Eligible Options is indicated below. Each of your amended options will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. The amendment has no effect on the option’s vesting schedule, exercise period, option term or any other term or provision of the option.

				Number of	Number of
				Outstanding	Outstanding
			New	Option	Option
		Exercise	Exercise	Shares	Shares Not
	Total	Price Per	Price Per	Subject to	Subject to	Special
	Number of	Share Prior	Share	Amended	Amended	Bonus
Original	Exercisable	to	Following	Exercise	Exercise	Payable in
Grant Date	Shares	Amendment	Amendment	Price	Price	2008

		$	$			$

Total Special Bonus Amount: $

In exchange for your agreement to amend your outstanding Eligible Option to the Adjusted Exercise Prices determined for those options, Apollo Group hereby irrevocably commits to pay you a special cash bonus in the amount of $___. The applicable provisions under Section 409A of the Internal Revenue Code do not permit the cash bonus to be paid in the same year in which the Eligible Options are amended. Therefore, the cash bonus will be paid on Apollo Group’s first regularly scheduled payroll date following January 1, 2008, which will not be later than January 15, 2008. Apollo Group must withhold all applicable U.S. federal, state and local income and employment withholding taxes and other required payments, and you will receive only the portion of the payment remaining after those taxes and payments have been withheld. You will receive your cash bonus even if your employment with Apollo Group terminates prior to the date on which the cash bonus is paid.
This commitment to pay you the special cash bonus is governed by the terms and conditions of the Offer as set forth in the Offer to Amend or Replace Eligible Options, the Election Form and the Stock Option Amendment and Special Bonus Agreement (collectively, the “Offer Documents”), all of which are incorporated herein by reference. Accordingly, this commitment and the Offer Documents reflect the entire agreement between you and Apollo Group with respect to the amendment of your tendered Eligible Options.
Each New Option granted pursuant to you pursuant to the Offer is exactly the same as the tendered Eligible Option it replaced, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date of July _, 2007. The chart below indicates which tendered Eligible Options were canceled and replaced with a New Option:

Total Number
Original	of Shares	Total Number	Exercise Price	Same Exercise
Grant Date of	Subject to	of Shares	Per Share	Price Per
Canceled	Canceled	Subject to	Prior to	Share under
Option	Option	New Option	Cancellation	New Option

			$	$

APOLLO GROUP, INC.
By:
Title:
Date: